UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 10, 2023
NuScale Power Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39736	98-1588588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

(Address of principal executive offices)		(Zip Code)
6650 SW Redwood Lane, Suite 210
Portland, OR 97224
(971) 371-1592
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SMR	New York Stock Exchange
Warrants to purchase Class A common stock	SMR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
As finalized on March 7, 2023, NuScale Power, LLC (together with NuScale Power Corporation, its parent, “NuScale”, “we” or “our”) entered into (i) Amendment 3 (the “Amendment”) to the Development Cost Reimbursement Agreement (the “DCRA”), dated December 31, 2020, with CFPP LLC, as successor by assignment to Utah Associated Municipal Power Systems (“UAMPS”), and (ii) the Long Lead Material Reimbursement Agreement with CFPP LLC (the “LLM Agreement”), both effective as of February 28, 2023. The LLM Agreement relates to the long-lead materials (the “LLM”) that are incorporated into the NuScale Power Modules (“NPM”) being developed for the Carbon Free Power Project (the “CFPP”). Under the DCRA, and subject to the Amendment and the LLM Agreement, we may be obligated to refund to UAMPS a percentage of its net development costs up to a specified cap, which varies based on the stage of project development, if (1) at specified times in the development of the CFPP, the estimated cost of electricity (based on increasingly accurate project cost estimates at various stages of development) exceeds an agreed target cost (subject to adjustment as specified in the DCRA), or if Fluor Enterprises, Inc., which has been awarded certain agreements in connection with the CFPP, does not timely provide a required comparison (which we refer to as an economic competitive test), (2) the Nuclear Regulatory Commission (“NRC”) does not issue Standard Design Approval (“SDA”) for the NuScale 6-module, 77MWe NPM design within one year after the NRC’s published date for such approval after acceptance of the SDA application, or (3) NuScale materially breaches the DCRA and the DCRA is terminated for cause. The reimbursement obligation is also triggered if NuScale exercises its right to terminate the DCRA for convenience. The Amendment increases the agreed target cost referred to in clause (1) above from $58.00/megawatt-hour to $89.00/megawatt-hour (subject to adjustment as specified in the DCRA). In addition, under the Amendment, NuScale may be obligated to refund to UAMPS a percentage of its net development costs if CFPP LLC does not secure a total of 370 MWe of committed subscription obligation (the committed level of subscription as of February 28, 2023 was 120 MWe) by no later than February 1, 2024. Through the end of 2023, we may have to retain up to $81 million in restricted cash on our consolidated balance sheet to act as collateral for a letter of credit of similar value by December 31, 2023. Pursuant to the Amendment, the reimbursement obligations are now divided between the DCRA and the LLM Agreement such that (a) the aggregate cap for failure of an economic competitive test before final notice to proceed with NuScale plant construction is the amounts paid under the LLM Agreement, which may amount to $66 million plus $60 million under the DCRA; and (b) the cap for termination of the DCRA for cause is $120 million under the DCRA and the amounts paid under the LLM Agreement, which may amount to $50 million through delivery of a “Class 2” project cost estimate (an estimate that is accurate within -15% to +20%) and thereafter $180 million plus the amounts paid under the LLM Agreement, which may amount to $66 million through the final notice to proceed, which requires a “Class 1” project cost estimate (an estimate that is accurate within -10% to +15%). Should NuScale be compelled to make the refund described above, we will have rights to the LLM free of any liens by UAMPS or CFPP LLC. We are in discussions with the Department of Energy (“DOE”) and CFPP LLC regarding the rights we may have to use the LLM for a project at the CFPP site or for another customer. NuScale may have to pay costs to the DOE (in addition to the refund to CFPP LLC) to obtain the LLM free of liens from DOE to use the LLM for a project at the CFPP site or for another customer.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1*
Amendment 3 to the Development Cost Reimbursement Agreement dated December 31, 2020, between NuScale Power, LLC and CFPP LLC, as successor by assignment to Utah Associated Municipal Power System (portions of this exhibit have been redacted).

10.2*	Long Lead Material Reimbursement Agreement, dated March 7, 2023, between NuScale Power, LLC and CFPP LLC
*    Filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuScale Power Corporation

Date: March 10, 2023	By:	/s/ Chris Colbert
	Name:	Chris Colbert
	Title:	Chief Financial Officer